EXHIBIT 5.1

                                                              September 2, 1998

                       [LETTER HEAD OF MARTINEAU WALKER]

TELEGLOBE INC.
1000 de la Gauchetiere Street West
23rd Floor
Montreal, Quebec
Canada H3B 4X5




Ladies and Gentlemen:

         With respect to the Registration Statement on Form F-4 (the "Registration Statement") of Teleglobe Inc., a Canadian corporation (the "Company"), relating to the issuance of the Teleglobe common shares, without par value ("Teleglobe Common Shares"), pursuant to an Agreement and Plan of Merger, dated as of June 14, 1998 (the "Merger Agreement"), by and among the Company, North Merger Sub Corporation, a Delaware corporation, and Excel Communications, Inc., a Delaware corporation ("Excel"), we are of the opinion that when the Teleglobe Common Shares to be issued to the stockholders of Excel pursuant to the Merger Agreement (the "Shares") have been issued in accordance with the Merger Agreement and in the manner contemplated by the Registration Statement (including the declaration and maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite corporate, governmental and other authorizations), the Shares will be legally issued, fully paid and non-assessable.

         We are advocates qualified to practice law only in the Province of Quebec and are not admitted to practice in any other jurisdiction, nor are we or do we purport to be experts on the laws of any other jurisdiction. The opinions expressed herein are rendered solely with respect to the laws of the Province of Quebec and the federal laws of Canada applicable therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm appearing in the Registration Statement under the caption "Legal Opinions".


                                                     Very truly yours,

                                                     Martineau Walker